EXHIBIT 99.1

Contact:
Steve Mengert
Chief Financial Officer
770/767-4500

MATRIA HEALTHCARE ANNOUNCES AGREEMENT
TO ACQUIRE CORSOLUTIONS
     Marietta, GA, December 15, 2005 — Matria Healthcare, Inc. (NASDAQ: MATR) announced today the signing of a definitive merger agreement to acquire CorSolutions Medical, Inc., a leading provider of disease management and related services to employers, health plans and government-sponsored healthcare programs.
     Founded in 1994, privately-held CorSolutions is headquartered in Rosemont, Illinois. The history of CorSolutions is marked by their ability to anticipate and meet growing market needs and to measurably improve the lives of thousands of employees, health plan members and their dependents. Over 120 health plans, government and employers, including many Fortune 500 companies, have contracted directly with CorSolutions to support and educate their populations.
     The Company stated that the total purchase price for CorSolutions will be $445 million, and that the acquisition will be an all cash transaction. Bank of America has provided a fully underwritten financing commitment to fund the acquisition. The transaction is expected to be completed by year-end or shortly thereafter, subject to customary conditions, including federal antitrust review.
     CorSolutions’ revenues for calendar year 2005 are expected to be in excess of $120 million. CorSolutions’ 2005 operating profits and Earnings Before Income Taxes, Depreciation and Amortization (EBITDA) are expected to be approximately $32 million and $38 million, respectively. Given the rapidly expanding market for health enhancement services, the 2006 outlook for CorSolutions is excellent, with expectations for revenue growth of at least twenty percent and with even stronger growth in operating profits and EBITDA.
     Parker H. “Pete” Petit, Matria’s Chairman and Chief Executive Officer, stated, “The talent and programs within our two companies will create an organization with the industry’s most expansive breadth of health enhancement and population management services and programs. To serve the growing demands of our clients, we have each expanded our services and technology to create a comprehensive integrated suite of service offerings. Our services were originally more narrowly defined as disease management; however, they have been increasingly broadened to address wellness, productivity, behavioral health, physician connectivity, pharmacy management, women’s health, and commercialized informatics.”
     “We have indicated to our shareholders that our strategic intent was to become a pure play in the disease management and wellness market. This transaction will certainly align with that strategy, and we anticipate synergies to be gained between our organizations. In addition, we anticipate some announcements in the near term regarding our divestiture strategies, which will further align with that strategic intent,” added Petit.
     Angus M. Duthie, Chairman and Chief Executive Officer of CorSolutions, commented, “We are excited about the opportunity to combine our expertise with Matria. Both Matria and CorSolutions have much in common. We share the same commitment to our clients and passion for improving the health and outcomes for the participants in our programs. In addition, we have both approached our business through the integration of sophisticated technology and excellent clinical care.”
     Over the last several years, Matria has provided its next fiscal year outlook to its shareholders in mid December. Because of the CorSolutions transaction and the Company’s potential divestitures, Matria expects to release its 2006 guidance on January 6, 2006. The Company expects the CorSolutions transaction to be accretive in 2006 and significantly accretive in 2007 and beyond. In Matria’s 2006 outlook release, the Company will include the 2006 earnings impact resulting from the CorSolutions acquisition and the Company’s anticipated divestiture activity.
     The Company will host a conference call to discuss the transaction today, December 15, 2005 at 10:00 a.m. Eastern Standard time. A listen only simulcast followed by a 30-day replay of the conference call will be available online at www.matria.com and www.fulldisclosure.com on December 15, 2005 beginning at 10:00 a.m. Eastern Standard time.
ABOUT CORSOLUTIONS
     CorSolutions is an industry pioneer with the longest tenure of delivering proven healthcare outcomes. CorSolutions addresses the demands of business today with an innovative, comprehensive approach to health and productivity. CorSolutions offers a completely integrated suite of clinical, administrative and provider services that span the entire health continuum from wellness and prevention to acute, chronic and specialty/complex care to deliver flexible health and productivity management solutions.
ABOUT MATRIA HEALTHCARE
     Matria Healthcare is a leading provider of comprehensive health enhancement programs to health plans and employers. Matria manages major chronic diseases and episodic conditions including diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, high-risk obstetrics, cancer, chronic pain, depression, end-stage renal disease, and obesity; delivers programs that address wellness, healthy living, productivity improvement, and patient advocacy; and provides case management of acute and catastrophic conditions. Headquartered in Marietta, Georgia,

Matria has more than 40 offices in the United States and internationally. More information about Matria can be found on line at www.matria.com.
SAFE HARBOR STATEMENT
     This press release contains forward-looking statements. Such statements include but are not limited to the ability to integrate CorSolutions’ and Matria’s programs and technology and realize synergies through the combination, the expectations for CorSolutions’ financial performance for 2005 and 2006, the effect of the transaction on Matria’s earnings for 2006 and beyond, and any future announcements regarding divestiture strategies. These statements are based on current information and belief, and are not guarantees of future performance. Matria and CorSolutions cannot and do not guarantee or predict the outcomes of any participant in the companies’ programs or services. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the difficulties associated with integrating CorSolutions into Matria’s business, failure of the integration of CorSolutions’ programs and Matria’s programs, failure of CorSolutions to achieve its forecasted financial performance for 2005 and 2006, the failure of the transaction to have a positive impact on the Company’s earnings in 2006 and beyond, failure to realize synergies from the transaction, decreased employer and healthplan interest in or demand for wellness and disease management programs, failure of Matria to achieve its strategic intent to become a pure play in the disease management and wellness market, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2004. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

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